EXHIBIT 1

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”), dated as of May 9, 2017, is entered into by and among Gary L. West, Gary West CRT1 LLC, Gary West CRT2 LLC, Gary West CRT3 LLC, Gary West CRT4 LLC, Gary West CRT5 LLC, Gary and Mary West Health Institute, West Investment Holdings, LLC, Gary West IRA (collectively the “Covered Stockholders,” and each, a “Covered Stockholder”), Mount Olympus Holdings, Inc., a Delaware corporation (“Parent”), and Olympus Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Sub”). The Covered Stockholders, Parent and Sub are sometimes referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

A. Each Covered Stockholder is a stockholder of West Corporation, a Delaware corporation (the “Company”).

B. Concurrently with the execution and delivery of this Agreement, Parent, Sub and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (as the same may be amended or otherwise modified in accordance with its terms after the date hereof, the “Merger Agreement”), providing, among other things, for the merger of Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned Subsidiary of Parent, upon the terms and subject to the conditions set forth in the Merger Agreement.

C. As of the date hereof, the Existing Shares (as defined herein) set forth opposite each Covered Stockholder’s name on Schedule 1(a) attached hereto are beneficially owned by such Covered Stockholder.

D. As a condition and inducement to the willingness of Parent and Sub to enter into the Merger Agreement, the Covered Stockholders have agreed to enter into this Agreement.

E. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and in the Merger Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1. Agreement to Vote.

(a) Voting. During the Term (as defined herein), at any meeting of the stockholders of the Company (the “Stockholders”), including the Company Stockholder Meeting, however called, including at any adjournment or postponement thereof, or in connection with any written consent of the Stockholders, each Covered Stockholder shall (i) vote (or cause to be voted) all of its Covered Shares as of the applicable record date so that all of such Covered Shares are duly counted for purposes of determining whether a quorum is present and (ii) vote (or cause to be voted) all of its Covered Shares as of the applicable record date (A) in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, including the Merger (including in favor of the Company Stockholder Approval), (B) in favor of any proposal to adjourn or postpone such meeting of the Stockholders to a later date if there are not sufficient votes to adopt the Merger Agreement and (C) against: (1) any action or proposal in favor of a Competing Proposal (without regard to the terms of such Competing Proposal), and (2) any action, proposal, transaction or agreement that would prevent or materially delay, or would reasonably be expected to prevent or materially delay, the consummation of the transactions contemplated by the Merger Agreement, including the Merger.

(b) Grant of Irrevocable Proxy. Each Covered Stockholder hereby irrevocably appoints Parent and any person designated in writing by Parent, and each of them individually, as such Covered Stockholder’s proxy and attorney-in-fact, with full power of substitution and resubstitution, to vote at any meeting of the Stockholders (including the Company Stockholder Meeting), however called, including at any adjournment or postponement thereof, or in connection with any written consent of the Stockholders, in each case, at which any of the matters described in Section 1(a) is to be considered during the Term, with respect to the Covered Shares as of the applicable record date, in each case solely to the extent and in the manner specified in Section 1(a); provided, however, that such Covered Stockholder’s grant of the proxy contemplated by this Section 1(b) shall be effective if, and only if, such Covered Stockholder has not delivered to the Secretary of the Company, at least two (2) Business Days prior to the applicable meeting or deadline for action by written consent, as applicable, a duly executed irrevocable proxy card or written consent, as applicable, directing that the Covered Shares be voted in accordance with Section 1(a). This proxy, if it becomes effective, is given to secure the performance of the duties of such Covered Stockholder under this Agreement, and its existence will not be deemed to relieve such Stockholder of its obligations under Section 1(a). This proxy shall expire and be deemed revoked and terminated automatically at the expiration of the Term.

2. No Transfers or Solicitation.

(a) Restrictions on Transfers. Each Covered Stockholder hereby agrees, during the Term, not to, directly or indirectly, (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to, the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Covered Shares of such Covered Stockholder (any such action, a “Transfer”), (ii) except as otherwise provided in Section 1(b), grant any proxies or powers of attorney with respect to the Covered Shares of such Covered Stockholder, deposit any such Covered Shares into a voting trust or enter into a voting agreement with respect to any such

Covered Shares, in each case with respect to any vote on the approval and adoption of the Merger Agreement or any other matters set forth in Section 1(a) of this Agreement or (iii) commit or agree to take any of the foregoing actions during the Term; provided that, notwithstanding the foregoing, the following Transfers are permitted: (A) Transfers of Covered Shares to any person who has agreed in writing (the form and substance of which is reasonably acceptable to Parent) to be bound by the terms of this Agreement, (B) Transfers of Covered Shares with Parent’s prior written consent and (C) Transfers of Covered Shares after the receipt of the Company Stockholder Approval.

(b) No Solicitation, Discussion or Negotiation. During the Term of this Agreement, each Covered Stockholder shall not and shall cause each of its controlled affiliates not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or facilitate (including by way of furnishing non-public information) any inquiry, proposal, indication of interest or offer which constitutes, or would reasonably be expected to lead to, the submission of any Competing Proposal, (ii) furnish any non-public information regarding the Company or any Company Subsidiary to any third person in connection with or in response to a Competing Proposal, (iii) initiate, solicit, knowingly encourage or facilitate, or participate in any discussions or negotiations with any third person with respect to, any Competing Proposal, (iv) approve or recommend, or propose to approve or recommend, a Competing Proposal, (v) enter into any Contract with any person subsequent to the date of this Agreement that prohibits the Company from complying with its obligations under Section 5.03 of the Merger Agreement (without giving effect to any amendment or modification of such provision after the date of this Agreement) or (vi) agree to do any of the foregoing; provided, however, that, notwithstanding the foregoing, each Covered Stockholder or affiliate thereof may participate in discussions or negotiations with any person regarding a Competing Proposal if, and solely to the extent that, the Company is permitted to engage in discussions or negotiations with such person regarding such Competing Proposal pursuant to the Merger Agreement, in each case pursuant to the terms and conditions of Section 5.03 of the Merger Agreement (without giving effect to any amendment or modification of such provision after the date of this Agreement).

3. No Limitations on Actions. Parent expressly acknowledges that each Covered Stockholder is entering into this Agreement solely in its capacity as the beneficial owner of the applicable Covered Shares, and this Agreement shall not limit or otherwise affect the actions or exercise of fiduciary duties of such Covered Stockholder, or any representative, affiliate, trustee, beneficiary, settlor, employee or designee of such Covered Stockholder or any of its affiliates in its capacity, if applicable, as a director or officer of the Company.

4. Additional Agreements.

(a) Certain Events. In the event of any dividend, subdivision, reclassification, recapitalization, stock split (including a reverse stock split), split-up, distribution, combination, exchange of shares, readjustment or other similar transaction or other change in the capital structure of the Company affecting the Covered Shares or the acquisition of Additional Owned Shares (as defined in Section 8(l) of this Agreement) by a Covered Stockholder, (i) the type and number of Covered Shares shall be adjusted appropriately to reflect the effect of such occurrence and (ii) this Agreement and the obligations hereunder shall automatically attach to any additional Covered Shares issued to or acquired by a Covered Stockholder; provided, that nothing in this Section 4(a) shall be construed to permit or require the Covered Stockholders to take any action that is otherwise prohibited or restricted by any other provision of this Agreement.

(b) Commencement or Participation in Actions. Each Covered Stockholder hereby agrees not to commence or join in, and to take all actions necessary to opt out of, any class in any class action with respect to, any Transaction Litigation, including any claim (i) challenging the validity of, or seeking to enjoin the operation of, any provision of this Agreement or the Merger Agreement, (ii) alleging a breach of any fiduciary duty of the Company or the Company Board or its members in connection with the Merger Agreement or the transactions contemplated hereby or thereby or (iii) seeking to exercise any statutory rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Covered Shares that may arise in connection with the Merger or the Merger Agreement.

(c) Appraisal Rights or Rights of Dissent. Each Covered Stockholder hereby irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent from the Merger that such Covered Stockholder may have with respect to the Covered Shares.

(d) Publication and Disclosure. Each Covered Stockholder hereby agrees to permit the Company and Parent to publish and disclose, including in filings with the SEC and in the press release announcing the transactions contemplated by the Merger Agreement, this Agreement and such Covered Stockholder’s identity and ownership of the Covered Shares and the nature of such Covered Stockholder’s commitments, arrangements and understandings under this Agreement. (e) Further Assurances. From time to time, upon prior notice and at the reasonable request of Parent, each Covered Stockholder shall execute and deliver such additional documents and take all such further action as may be reasonably necessary or appropriate to comply with its obligations under this Agreement.

5. Representations and Warranties of the Covered Stockholder. Each Covered Stockholder represents and warrants to Parent and Sub as to itself as follows:

(a) Title. Such Covered Stockholder owns of record or beneficially its Existing Shares (as set forth opposite such Covered Stockholder’s name on Schedule 1(a) attached hereto). The Existing Shares set forth opposite such Covered Stockholder’s name on Schedule 1(a) attached hereto constitute all of the Shares owned of record or beneficially by such Covered Stockholder on the date hereof. Such Covered Stockholder has voting power with respect to all of its Covered Shares, and none of such Covered Stockholder’s Covered Shares are subject to any voting trust, proxy, voting restriction, adverse claim or other arrangement with respect to the voting of such Covered Shares, except as contemplated by this Agreement or as disclosed in Schedule 5(a) attached hereto. Except as permitted or required by this Agreement and except as disclosed in Schedule 5(a) attached hereto, the Covered Shares of such Covered Stockholder (and the certificates representing such Covered Shares, if any) are now free and clear of any and all Liens whatsoever on title, or restrictions on transfer (other than under applicable securities Laws and as created by this Agreement).

(b) Organization and Qualification. If such Covered Stockholder is not an individual, such Covered Stockholder is a legal entity duly formed or organized (as applicable), validly existing and in good standing under the Laws of the jurisdiction in which it is formed or organized, as applicable.

(c) Authority. If such Covered Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder and consummate the transactions contemplated hereby, and if such Covered Stockholder is not an individual, such Covered Stockholder has all necessary power and authority and has taken all action necessary in order to execute and deliver this Agreement and perform all of such Covered Stockholder’s obligations under this Agreement and consummate the transactions contemplated hereby, and no other proceedings or actions on the part of such Covered Stockholder, or its board of directors or managers, general partner or other entity, governing body or person, are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(d) Due Execution and Delivery. This Agreement has been duly executed and delivered by, or on behalf of, such Covered Stockholder and, assuming due authorization, execution and delivery of this Agreement by Parent and Sub, constitutes a legal, valid and binding obligation of such Covered Stockholder, enforceable against such Covered Stockholder in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

(e) No Conflicts. The execution and delivery of this Agreement by such Covered Stockholder does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon such Covered Stockholder or such Covered Stockholder’s Covered Shares, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the SEC by such Covered Stockholder or any of its affiliates required by the rules and regulations promulgated under the Exchange Act or as would not impact such Covered Stockholder’s ability to perform or comply with its obligations under this Agreement in any material respect.

6. Representations and Warranties of Parent and Sub. Parent and Sub jointly and severally represent and warrant to the Covered Stockholders as follows:

(a) Organization and Qualification. Each of Parent and Sub is duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b) Authority. Parent and Sub have the requisite power and authority and have taken all action necessary in order to execute and deliver this Agreement, to perform their respective obligations hereunder and to consummate the transactions contemplated hereby, and no other proceedings or actions on the part of Parent or Sub or either of its board of directors or managers, general partner or other entity, governing body or person are necessary to authorize the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby.

(c) Due Execution and Delivery. This Agreement has been duly executed and delivered by Parent and Sub, and assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, constitutes a legal, valid and binding obligation of each of Parent and Sub, enforceable against each of Parent and Sub in accordance with its terms, except as such enforceability may be limited by the Bankruptcy and Equity Exception.

(d) No Conflicts. The execution and delivery of this Agreement by Parent and Sub does not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof will not, conflict with or violate any Laws or agreements binding upon Parent or Sub, nor require any authorization, consent or approval of, or filing with, any Governmental Entity, except in each case for filings with the SEC by Parent or Sub required by the rules and regulations promulgated under the Exchange Act or as would not impact Parent’s or Sub’s ability to perform or comply with its obligations under this Agreement in any material respect.

7. Termination.

(a) Term. The term of this Agreement (“Term”) and all rights and obligations of the Parties hereunder shall commence on the date hereof and shall immediately terminate and expire upon the earliest of, without the need for any further action by any person, (i) the mutual written agreement of the Parties; (ii) the consummation of the Merger; (iii) the entry without the prior written consent of the Covered Stockholders into any amendment, modification or waiver of any provision of the Merger Agreement (A) that reduces the amount, or modifies the form, of the Merger Consideration payable to any of the stockholders of the Company (other than adjustments in accordance with the terms of the Merger Agreement), (B) that amends or modifies any of the closing conditions in a manner that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement, including the Merger, or (C) that is in any way material and adverse, or adverse from a financial standpoint, to any of the Covered Stockholders; (iv) the termination of the Merger Agreement pursuant to and in compliance with the terms therein; (v) the Company Board making a Change of Company Recommendation in accordance with Section 5.03(d) of the Merger Agreement in response to a Competing Proposal; and (vi) the Company Board making a Change of Company Recommendation in accordance with Section 5.03(d) of the Merger Agreement in response to an Intervening Event.

(b) Survival of Certain Provisions. In the event of termination of this Agreement pursuant to Section 7(a), this Agreement shall become void and of no effect with no liability on the part of any Party hereto; provided, however, no such termination shall relieve the Covered Stockholders from any liability for any willful breach of this Agreement or any of the Parties from any liability for fraud, in each case occurring prior to such termination and the provisions of this Article 7 and Article 8 shall survive any such termination.

8. Miscellaneous.

(a) Notices. Any notice required to be given hereunder will be sufficient if in writing, and sent by facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (addressee’s local time) will be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day), by electronic mail (but only if followed by an overnight delivery service (with proof of service) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Parent or Sub, to:

Mount Olympus Holdings, Inc.

c/o Apollo Management VIII, L.P.

9 West 57th Street

Fax: (646) 607-0546

Attention: Matthew Nord

                  Robert Kalsow-Ramos

with a copy (which will not constitute notice but will be required for proper notice to be given) to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Telephone: (212) 403-1000

Fax: (212) 403-2000

Attention: Andrew J. Nussbaum and Karessa L. Cain

Email: AJNussbaum@wlrk.com and KLCain@wlrk.com

If to a Covered Stockholder:

Gary L. West

c/o West Partners

5796 Armada Drive, Suite 300

Carlsbad, CA 92008

with copies (which will not constitute notice but will be required for proper notice to be given) to:

Kutak Rock LLP

1650 Farnam Street

Omaha, NE 68102

Attention: James C. Creigh

Fax: (402) 346-1148

Email: james.creigh@kutakrock.com

or to such other address as any Party will specify by written notice so given, and such notice will be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed. Any Party to this Agreement may notify any other Party of any changes to the address or any of the other details specified in this paragraph; provided, however, that such notification will be effective solely as to such notified Party if in writing and only on the date specified in such notice or two (2) Business Days after the notice is given, whichever is later. The failure of any Party to give notice will not relieve any other Party of its obligations under this Agreement except to the extent that such other Party is actually prejudiced by such failure to give notice.

(b) Interpretation.

(i) When a reference is made in this Agreement to Sections or Exhibits, such reference will be to a Section of or Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” Unless the context otherwise requires, (i) ”or” is disjunctive but not necessarily exclusive, (ii) words in the singular include the plural and vice versa, and (iii) the use in this Agreement of a pronoun in reference to a Party hereto includes the masculine, feminine or neuter, as the context may require. A day means a calendar day unless specified as a Business Day. Except as otherwise expressly provided elsewhere in this Agreement, for any provision herein which contemplates the agreement, approval or consent of, or exercise of any right of, a Party, such Party may give or withhold such agreement, approval or consent, or exercise such right, in its sole and absolute discretion, the Parties hereby expressly disclaiming any implied duty of good faith and fair dealing or similar concept.

(ii) The Parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties, and no presumption or burden of proof will arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

(c) Counterparts. This Agreement may be executed in two or more counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that each Party need not sign the same counterpart.

(d) Entire Agreement; Third Party Beneficiaries. This Agreement (including the schedules and exhibits referred to in this Agreement) (i) constitutes the entire agreement and supersedes and cancels all prior and contemporaneous agreements and understandings, both written and oral, express or implied, among the Parties with respect to the subject matter of this Agreement and (ii) is not intended to, and does not, confer upon any person any rights or remedies hereunder other than the Parties and their respective successors and permitted assigns.

(e) Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

(f) Extension; Waiver. Any agreement on the part of a Party to (i) extend the time for the performance of any of the obligations or other acts of another Party or (ii) waive (A) any inaccuracies in the representations and warranties contained in this Agreement or (B) compliance with any of the agreements or conditions contained in this Agreement, in each case, will be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition will not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

(g) Governing Law; Jurisdiction, Enforcement. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. In addition, each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any Party hereto or its successors or permitted assigns, will be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the aforesaid courts. Each of the Parties hereto by this Agreement irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve in accordance with this Section 8(g), (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

(h) Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8(h).

(i) Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the Parties hereto (whether by sale of stock, operation of law, in connection with a merger or sale of substantially all of the assets, or otherwise) without the prior written consent of the other Parties, and any attempt to do so will be null and void, except that any Covered Stockholder may assign all or any of its rights and obligations hereunder to any of its affiliates; provided, however, that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties hereto and their respective successors and permitted assigns.

(j) Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision and the remaining terms and provisions of this Agreement in any jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as to be enforceable.

(k) No Ownership Interest. Nothing contained in this Agreement shall be deemed, upon execution or otherwise, to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to the Covered Stockholders, and Parent shall have no authority to manage, direct, superintend, restrict, regulate, govern or administer any of the policies or operations of the Company or exercise any power or authority to direct the Covered Stockholders in the voting of, or otherwise with respect to, any of the Covered Shares, except as otherwise provided herein.

(l) Certain Definitions. For the purposes of this Agreement, capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Merger Agreement. Certain other terms have the meanings ascribed to them below or elsewhere in this Agreement.

“Additional Owned Shares” means, with respect to a Covered Stockholder, all such Shares that are owned of record or beneficially by such Covered Stockholder and acquired after the date hereof (including any Shares acquired by means of purchase, dividend or distribution, or issued upon the exercise of any stock options to acquire Shares or warrants or the conversion of any convertible securities or otherwise).

“affiliate” has the meaning set forth in the Merger Agreement; provided, however, that for purposes of this Agreement, none of the Company or the Company Subsidiaries (or any of their respective officers or directors) shall constitute an affiliate of any Covered Stockholder.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Covered Shares” means, with respect to a Covered Stockholder, the Existing Shares and Additional Owned Shares.

“Existing Shares” of a Covered Stockholder means the Shares that are owned of record or beneficially owned by the specified Covered Stockholder as of the date hereof, as set forth opposite such Covered Stockholder’s name on Schedule 1(a) hereto.

(m) Remedies. The Parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

(n) Facsimile Signatures. A signature page to this Agreement, the agreements referred to herein, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, that contains a copy of a Party’s signature and that is sent by such Party or its agent with the apparent intention (as reasonably evidenced by the actions of such Party or its agent) that it constitute such Party’s execution and delivery of this Agreement or any such other document, including a document sent by means of a facsimile machine or electronic transmission in portable document format (“pdf”), will be treated in all manner and respects as an original agreement or instrument and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

IN WITNESS WHEREOF, Parent, Sub and the Covered Stockholders have caused this Agreement to be duly executed as of the day and year first above written.

MOUNT OLYMPUS HOLDINGS, INC.

By:	/s/ Matthew H. Nord
Name: Matthew H. Nord
Title: Chief Executive Officer and President

OLYMPUS MERGER SUB, INC.

By:	/s/ Matthew H. Nord
Name: Matthew H. Nord
Title: Chief Executive Officer and President

[Signature Page to Voting Agreement – Gary L. West]

Covered Stockholders

GARY WEST CRT1 LLC
GARY WEST CRT2 LLC
GARY WEST CRT3 LLC
GARY WEST CRT4 LLC
GARY WEST CRT5 LLC
GARY AND MARY WEST HEALTH INSTITUTE
WEST INVESTMENT HOLDINGS, LLC
GARY WEST IRA

By: /s/ Gary L. West
Name: Gary L. West

Schedule 1(a)

Covered Stockholder	Existing Shares
Gary West CRT1 LLC	2,465,432
Gary West CRT2 LLC	2,080,676
Gary West CRT3 LLC	1,689,077
Gary West CRT4 LLC	1,162,681
Gary West CRT5 LLC	833,594
Gary and Mary West Health Institute	93,750
West Investment Holdings, LLC	109,474
Gary West IRA	17,325
Total	8,452,009

Schedule 5(a)

1.	Amended and Restated Stockholder Agreement, dated as of March 8, 2013, among West Corporation, THL Investors, Quadrangle Investors and certain other parties thereto (filed as Exhibit 10.65 to Amendment No. 12 to the Company’s Registration Statement on Form S-1 filed on March 11, 2013 (File No. 333-162292)).

2.	Amended and Restated Registration Rights and Coordination Agreement, dated as of March 8, 2013, among West Corporation, THL Investors, Quadrangle Investors and certain other parties thereto (filed as Exhibit 10.63 to Amendment No. 12 to the Company’s Registration Statement on Form S-1 filed on March 11, 2013 (File No. 333-162292)).